Exhibit 99(a), Form 10-K
Kansas City Life Insurance Company

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 11-K

[ ]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED] For the fiscal year ended December 31, 2002

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED] For the transition period from __________ to ___________

Commission File Number 2-40764

A.	Kansas City Life Insurance Company Savings and Profit Sharing Plan 3520 Broadway Kansas City, Missouri 64111-2565
B.	Kansas City Life Insurance Company 3520 Broadway Kansas City, Missouri 64111-2565

Kansas City Life
Insurance Company
Savings and Profit Sharing Plan

Financial Statements
and Supplemental Schedule

2002

Statement of Net Assets
Available for Plan Benefits...................1

Statement of Changes in Net Assets
Available for Plan Benefits...................2

Notes to Financial Statements.............3-7

Supplemental Schedule

Assets Held at End of Year...................8

Independent Auditors' Report

KANSAS CITY LIFE INSURANCE COMPANY
SAVINGS AND PROFIT SHARING PLAN
 STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                                          December 31
                                                                       2002        2001
                                                                        (in thousands)
Assets:
    Investments:
      Participant directed:
        Mutual funds, at fair value                                   $ 14,045      17,397
        Guaranteed interest contract, at contract value                  6,405       5,132
        Kansas City Life Insurance Company common stock, at fair value   2,583       2,666
      Non-participant directed:
        Kansas City Life Insurance Company common stock, at fair value  27,859      26,094
        Participant loans, at unpaid balances                            1,327       1,307

             Total investments                                          52,219      52,596

    Cash                                                                   244           6
    Employer contributions receivable                                        -          96
    Participant contributions receivable                                     -         128

             Net assets available for plan benefits                   $ 52,463      52,826
                                                                      ==========  ==========

See accompanying notes to financial statements.

KANSAS CITY LIFE INSURANCE COMPANY
SAVINGS AND PROFIT SHARING PLAN
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                                    2002
                                                                    Non-
                                                     Participant participant
                                                      directed     directed      Total
                                                                 (in thousands)
Additions to net assets attributed to:
     Investment income:
        Interest income                                 $ 308           95          403
        Dividend income                                    77          762          839
        Net appreciation (depreciation) in fair value
           of investments                              (2,252)       2,524          272

           Net investment income (loss)                (1,867)       3,381        1,514

     Contributions:
        Participants                                    2,389            -        2,389
        Employer                                            -        1,362        1,362

                 Total contributions                    2,389        1,362        3,751

                 Total additions                          522        4,743        5,265

Distributions to participants and beneficiaries        (2,756)      (2,872)      (5,628)

Interfund transfers                                        73          (73)           -

              Net increase (decrease)                  (2,161)       1,798         (363)

Net assets available for plan benefits:
     Beginning of year                                 25,328       27,498       52,826

     End of year                                     $ 23,167       29,296       52,463
                                                     =========   ==========    =========

See accompanying notes to financial statements.

KANSAS CITY LIFE INSURANCE COMPANY
SAVINGS AND PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS

(1)   DESCRIPTION OF PLAN

The following description of the Kansas City Life Insurance Company Savings and Profit Sharing Plan (the Plan) provides only general information. Participants should refer to the Plan Agreement for a more comprehensive description of the Plan’s provisions.

The Plan is a defined contribution benefit plan sponsored by Kansas City Life Insurance Company (the Company) and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Management believes it is in compliance with such provisions. The Plan is administered by an Administrative Committee appointed by the Executive Committee of the Company. The Plan has three trustees who are also officers of the Company.

Eligibility

Each employee who is at least 21 years of age is eligible to participate in the elective deferral portion of the Plan as of the first business day of the month following his or her hire date or subsequently reaching age 21. After completing one year of employment with a minimum of 1,000 hours of employment, an employee is eligible to participate in the matching Company contribution and the discretionary profit sharing contribution of the Plan.

Contributions

Participants may elect to contribute to the Plan any percentage not to exceed one hundred percent of their unreduced monthly base salary subject to maximum contribution limitations established by the Internal Revenue Service (IRS). Contribution percentages can only be changed once in any six-month period. The maximum contribution for any participant who is classified as highly compensated is 6 percent. Participants who attained the age of 50 before the end of the current plan year were eligible to make catch-up elective contributions.

The Company matches participant contributions up to 6 percent of the participant’s salary. The Company may also contribute a profit sharing amount of up to 4 percent of salary. The Company’s contributions are made in common stock of the Company. The Company did not make a profit sharing contribution for 2002.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contributions and (b) Plan net earnings. Allocations are based on participant earnings or account balances, as defined. Each participant is entitled to the benefit that can be provided from the participant’s vested account. Participants are allowed to direct the investment of their contributions among the nine funds offered by the Plan. Fund allocation changes can be made monthly.

Vesting

Participants are vested immediately in their contributions plus actual earnings there on. Company contributions vest to the participant 20 percent after two years of employment, and an additional 20 percent each year thereafter until the participant is fully vested in Company contributions.

Participant Loans

Participants may request a loan from the 401(k) portion of their elective accounts under the terms and conditions established by the Administrative Committee. The amount that may be borrowed is limited in accordance with the Internal Revenue Code Section 72(p). Loans will be made for a period no longer than five years, except for loans used to acquire a primary residence. The loans are secured by the balance in the participant’s accounts and bear interest at current market rates that range from 4.75 percent to 10.0 percent. Principal and interest is paid ratably through payroll deductions.

Payment of Benefits

On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or an annuity providing for equal monthly installments for a period of 120 months certain and for the remainder of his or her lifetime.

Forfeited Accounts

Forfeited balances under the Plan are used to reduce the Company’s matching contributions. Forfeited balances were $31,000 for 2002.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of Investments and Income Recognition

The investments of the Plan in mutual funds are reported at fair value based upon the net asset value of the mutual fund shares held. The investments in Company common stock are reported at fair value based upon December’s average bid price. Investments in the Guaranteed Interest Account are reported at the contract value as stated in the guaranteed interest contract, which approximates fair value (see Note 4). Participant loans are valued at unpaid balances, which approximates fair value. The cost of investments sold is determined on the average cost basis. Purchases and sales of securities are recorded on the trade date. Interest income is recorded as earned. Dividend income is recorded on the ex-dividend date.

Expenses

With the exception of mutual fund administrative fees, all costs associated with the administration of the Plan are borne by the Company.

Payments of Benefits

Benefits are recorded when paid.

(3)   INVESTMENTS

The fair value of individual investments that represent 5 percent or more of the Plan’s net assets available for plan benefits follows:

                                                             December 31
                                                      2002                    2001
                                                      ----                    ----
Participant Directed:                                      (in thousands)
American Century Growth Stock Fund                   $3,948                  5,552
Kansas City Life Insurance Company common stock       2,583                  2,666
MetLife Managed Guaranteed Interest Contract          6,405                  5,132
Fidelity Value Fund                                   3,630                  4,352

Non-Participant Directed:
Kansas City Life Insurance Company common stock     $27,859                 26,094

The fair value of the Plan’s investments has changed during 2002 as follows:

                                                                              Net
                                                                         Appreciation
                                                                        (Depreciation)
                                                     Fair Value          In Fair Value
                                                     ----------          -------------
Participant Directed:                                         (in thousands)
Mutual Funds                                         $14,045                (2,499)
Guaranteed Interest Contract                           6,405                     -
Kansas City Life Insurance Company common stock        2,583                   247

Non-Participant Directed:
Kansas City Life Insurance Company common stock       27,859                 2,524
                                                     -------               -------
Total                                                $50,892                   272
                                                     =======               =======

(4)   GUARANTEED INTEREST CONTRACT

The Plan entered into a fully benefit-responsive guaranteed interest contract with MetLife Insurance Company (MetLife). MetLife maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contract is included in the financial statements at contract value as reported to the Plan from MetLife. Contract value represents contributions made under the contract plus earnings and less participant withdrawal and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield and crediting interest rates were approximately 6 percent for 2002 and 2001. The crediting interest rate is based upon an agreed-upon formula with the issuer, but cannot be less than zero. Such interest rates are reviewed on a quarterly basis for resetting purposes.

(5)   TAX STATUS

The IRS has issued a determination letter dated July 22, 2002 that, in form, the Plan and Trust forming a part thereof, meet the requirements of the Internal Revenue Code Section 401(a) as a qualified plan and trust. However, the Plan has been amended since the determination letter was received. The Plan sponsor believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code. If the Plan qualifies in operation, the Trust’s earnings will be exempt from taxation, the Company’s contributions will be deductible, and each participant will incur no current tax liability on either the Company’s contributions or any earnings of the trust credited to the participant’s account prior to the time that such contributions or earnings are withdrawn or made available to the participant. At the time a distribution occurs, whether because of retirement, termination, death, disability or voluntary withdrawal of funds, any amounts distributed comprised of Company contributions, employee pretax contributions, and earnings on contributions of the Company or the participant shall be taxed to the participant at the tax rate then in effect.

(6)   PLAN TERMINATION

Although the Company has not expressed any intent to terminate the Plan, it may do so at any time by adoption of a written resolution by the Company’s Board of Directors or the Executive Committee of the Board of Directors. Upon termination of the Plan, participants’ accounts would become fully vested and non-forfeitable and distributions would be made as promptly as possible.

(7)   RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following reconciles net assets available for plan benefits per the financial statements to the Form 5500:

                                                                   December 31
                                                           2002                  2001
                                                           ----                  ----
                                                                  (in thousands)
         Net assets available for benefits per
               the financial statements                   $52,463              52,826
         Amounts allocated to withdrawing
               participants                                  (276)               (741)
                                                          -------             -------
         Net assets available for benefits per
               the Form 5500                              $52,187              52,085
                                                          =======              ======

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2002 to the Form 5500: (in thousands)

         Benefits paid to participants
               per the financial statements                           $5,628
         Add: Amounts allocated to withdrawing
               participants at December 31, 2002                         276
         Less: Amounts allocated to withdrawing
              participants at December 31, 2001                         (741)
                                                                      ------
         Benefits paid to participants per
               Form 5500                                              $5,163
                                                                      ======

Amounts allocated to withdrawing participants are recorded on the Form 5500.

KANSAS CITY LIFE INSURANCE COMPANY
SAVINGS AND PROFIT SHARING PLAN
 SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS HELD AT END OF YEAR
EMPLOYER IDENTIFICATION NUMBER: 44-0308260
PLAN NUMBER: 003
DECEMBER 31, 2002
 (in thousands)

               ( b )
         Identity of issue,                     ( c )                                           ( e )
         borrower, lessor or  Description of investment including maturity date,    (d)        Current
( a )     similar party      rate of interest, collateral, par, or maturity value  Cost        Value

       Participant directed investments:
       Common stock:
  *                           Kansas City Life Insurance Company                  $ 1,665       2,583

       Mutual funds:
                              American Century Growth Stock Fund                    5,939       3,948
                              Vanguard Bond Index Fund                                970       1,007
                              Templeton Foreign Fund                                2,149       1,956
                              Vanguard Balanced Index Fund                          1,641       1,528
                              Fidelity Value Fund                                   3,651       3,630
                              Vanguard Index Trust-Extended Market Fund             2,240       1,589
                              Vanguard 500 Index Fund                                 478         387
                                  Total mutual funds                               17,068      14,045

       Guaranteed interest contract:
                              MetLife Managed Guaranteed Interest Contract          6,405       6,405

            Total participant directed investments                               $ 25,138      23,033
                                                                                 ========    ========

       Non-participant directed investments:

       Common stock:
  *                           Kansas City Life Insurance Company                 $ 16,012      27,859

       Participant loans:
  *                           4.75 percent to 10.0 percent                              -       1,327

            Total non-participant directed investments                           $ 16,012      29,186
                                                                                 ========    ========

  *    Party-in-interest to the Plan.

See accompanying Independent Auditors' Report.

Independent Auditors’ Report

The Board of Directors
Kansas City Life Insurance Company:

We have audited the accompanying statement of net assets available for plan benefits of Kansas City Life Insurance Company Savings and Profit Sharing Plan (the Plan) as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Schedule H, Line 4i – Schedule of Assets Held at End of Year is presented for the purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/KPMG LLP

March 19, 2003
Kansas City, Missouri